Exhibit 99.2

SYMYX TECHNOLOGIES, INC.

SPECIAL MEETING OF STOCKHOLDERS

June 30, 2010

10:00 a.m. Pacific Time

Symyx Technologies, Inc. 2440 Camino Ramon, Suite 300 San Ramon, California 94583

This proxy is solicited by the Board of Directors for use at the Special Meeting on June 30, 2010.

The shares of stock you hold in your account will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Proposal 1 and “FOR” Proposal 2.

By signing the proxy, you revoke all prior proxies and appoint Isy Goldwasser, Rex S. Jackson and Charles Haley, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Special Meeting and all adjournments.

See reverse for voting instructions

SYMYX TECHNOLOGIES, INC 3100 Central Expressway Santa Clara, CA 95051

VOTE BY INTERNET – www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ■

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED

The Board of Directors Recommends a Vote FOR the following proposals.

Proposal 1.	To approve a proposal to adopt the Agreement and Plan of Merger and Reorganization, dated as of April 5, 2010, by and among Accelrys, Inc., Symyx Technologies, Inc. and Alto Merger Sub Inc., a wholly-owned subsidiary of Accelrys.	☐	FOR	☐	AGAINST	☐	ABSTAIN

Proposal 2.	To approve the adjournment of the Symyx special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of Symyx Proposal No. 1.	☐	FOR	☐	AGAINST	☐	ABSTAIN

THIS PROXY, WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” PROPOSAL 1 AND “FOR” PROPOSAL 2, AND IN THE DISCRETION OF THE NAMED PROXIES WITH RESPECT TO ANY OTHER MATTER THAT PROPERLY COMES BEFORE THE MEETING AND FOR WHICH DISCRETIONARY AUTHORITY MAY BE PROPERLY EXERCISED.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Signature [PLEASE SIGN WITHIN BOX]